EXHIBIT 99.1

Allied Capital Announces Dividend of $0.65 Per Share;
Earnings to be Released May 7th, 2008; Conference Call Scheduled

Washington, DC – April 28, 2008 – Allied Capital Corporation (NYSE: ALD) today announced that it has declared a second quarter dividend of $0.65 per share. This dividend represents the 179th consecutive quarterly dividend for Allied Capital shareholders since 1963. Allied Capital distributed a total of $2.64 per share in dividends to shareholders in 2007, including a $0.07 per share extra dividend.

The dividend is payable as follows:
Record date: Payable date:	June 13, 2008 June 27, 2008

Earnings to be Released May 7th, 2008; Investor Web Cast and Conference Call Scheduled
Allied Capital will release first quarter 2008 results on Wednesday, May 7, 2008. The company will host a webcast/conference call 8:30 a.m. (Eastern Time) that morning to discuss the results for the quarter. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”

An archived replay of the event will be available through May 21, 2008 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “45156861.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in and supporting the U.S. entrepreneurial economy.

Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At December 31, 2007, the company’s private finance portfolio included investments in 120 companies that generate aggregate revenues of over $13 billion and employ more than 95,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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